Exhibit 99.1

CONTACT:	Investors	Media
	EVC GROUP	EVC GROUP
	Douglas Sherk, 415-896-6820	Sheryl Seapy, 415-272-3323
Jennifer Beugelmans, 415-896-6820

FOR IMMEDIATE RELEASE

   STAAR SURGICAL ENGAGES MORGAN STANLEY TO EXPLORE STRATEGIC AND FINANCIAL OPTIONS

MONROVIA, CA — March 4, 2005 — STAAR Surgical Company (Nasdaq: STAA) today announced that its Board of Directors has initiated a process to explore a range of strategic and financial alternatives. The Company has retained Morgan Stanley to assist the Board in its review.

No decision has been made as to whether the Company will engage in a transaction or transactions as a result of the Board’s consideration of alternatives, and there can be no assurance that any transaction or transactions will occur or, if undertaken, the terms or timing. The Company assumes no obligation to make any further announcements regarding its exploration of these strategic alternatives unless and until a final decision is made.

The Company plans to host a conference call discussing the full year financial results prior to filing the Annual Report on Form 10-K. Details for the conference call will be announced at a later date.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the revolutionary Visian™ ICL as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s Visian ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 35,000 eyes worldwide.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the results of our response to FDA observations, our ability to energize sales of our cataract products, ability to maintain product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company’s reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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